UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2011

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

On May 20, 2011, CoreLogic, Inc. (the “Company”) entered into a senior notes indenture among the Company, certain of the Company’s subsidiaries named as guarantors therein and Wilmington Trust FSB, as trustee (the “Indenture”), under which the Company issued (the “Notes Offering”) $400.0 million aggregate principal amount of 7.25% Senior Notes due 2021 (the “Notes”), which are guaranteed on a senior unsecured basis by each of the Company’s existing and future direct and indirect subsidiaries that guarantee the Company’s credit facility (collectively, the “Guarantors”).

The Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Notes bear interest at 7.25% per annum and mature on June 1, 2021. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2011, to holders of record at the close of business on May 15 and November 15, as the case may be, immediately preceding each such interest payment date.

The Notes are the Company’s senior unsecured obligations and: (i) rank equally in right of payment with any existing and future senior unsecured indebtedness of the Company; (ii) rank senior in right of payment to all existing and future subordinated indebtedness of the Company; (iii) are effectively subordinated in right of payment to any secured indebtedness of the Company (including indebtedness under the Company’s credit facility) to the extent of the value of the assets securing such indebtedness; and (iv) are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Company’s subsidiaries that do not guarantee the Notes. The guarantees will: (i) rank equally in right of payment with any existing and future senior unsecured indebtedness of the Guarantors; (ii) rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors; and (iii) are effectively subordinated in right of payment to any secured indebtedness of the Guarantors (including the guarantee of the Company’s credit facility) to the extent of the value of the assets securing such indebtedness.

The Notes are redeemable by the Company, in whole or in part on or after June 1, 2016 at the redemption prices described in the Indenture. The Company may also redeem up to 35% of the original aggregate principal amount of the Notes at any time prior to June 1, 2014 with the proceeds from certain equity offerings at a price equal to 107.25% of the aggregate principal amount of the Notes, together with accrued and unpaid interest, if any, to the applicable redemption date, subject to certain other limitations. The Company may also redeem some or all of the Notes before June 1, 2016 at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus a “make-whole premium,” plus accrued and unpaid interest, if any, to the redemption date.

Upon the occurrence of specific kinds of change of control events, holders of the Notes have the right to cause the Company to purchase some or all of the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

The Indenture contains restrictive covenants that limit, among other things, the ability of the Company and its restricted subsidiaries to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments, make certain investments, create restrictions on distributions from restricted subsidiaries, create liens on certain assets to secure debt, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into certain transactions with affiliates and designate the Company’s subsidiaries as unrestricted subsidiaries. The Indenture also contains customary events of default, including upon the failure to make timely payments on the Notes or other material indebtedness, the failure to satisfy certain covenants and specified events of bankruptcy and insolvency.

The foregoing summary is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8–K.

Registration Rights Agreement

On May 20, 2011, in connection with the Notes Offering, the Company and the Guarantors also entered into a registration rights agreement (the “Registration Rights Agreement”) among the Company, the Guarantors and the initial purchasers named therein, relating to, among other things, the exchange offer for the Notes and the related guarantees. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to use their commercially reasonable efforts to register with the Securities and Exchange Commission notes and guarantees having terms identical in all material respects to the Notes (except for provisions relating to the transfer restrictions and any increase in annual interest rate) as part of an offer to exchange such registered notes for the Notes. The Company has also agreed to file a shelf registration statement to cover resales of the Notes under certain circumstances.

The Company and the Guarantors have agreed to use their commercially reasonable efforts to cause the exchange to be completed or have a shelf registration statement declared effective on or prior to the 365th day after the issuance of the Notes (the “Target Registration Date”). If this obligation is not satisfied, the annual interest rate on the Notes will increase by 0.25% for the first 90–day period following the Target Registration Date, and by an additional 0.25% per annum with respect to each subsequent 90–day period, up to a maximum additional rate of 1.00% per annum thereafter until the earliest of the exchange offer being completed, the shelf registration statement, if required, becoming effective, such Notes ceasing to be “Registrable Securities” as defined in the Registration Agreement, or the third anniversary of the issuance of the Notes.

The above description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8–K.

Credit Agreement

On May 23, 2011 the Company, CoreLogic Australia Pty Limited (the “Australian Borrower” and, together with the Company, the “Borrowers”) and the Guarantors entered into credit agreement (the “Credit Agreement”) among the Company, the Australian Borrower, the Guarantors, the lenders (the “Lenders”) and other parties thereto and Bank of America, N.A. (the “Administrative Agent”). The Credit Agreement provides for a $350.0 million five-year term loan facility (the “Term Facility”) and a $550.0 million revolving credit facility (which includes a $100.0 million multicurrency revolving sub-facility and a $50.0 million letter of credit sub-facility) (the “Revolving Facility” and, together with the Term Facility, the “Facilities”). The Credit Agreement also provides for the ability to increase the term loan facility and revolving facility commitments provided that the total credit exposure under the Credit Agreement does not exceed $1.4 billion in the aggregate.

The obligations under the Credit Agreement are senior secured obligations of the Company and the Guarantors, secured by a lien over substantially all of personal property assets of the Company and the Guarantors and mortgages or deeds of trust over real property of the Company and the Guarantors with a fair market value of $10.0 million or more (collectively, the “Collateral”) and rank effectively senior in right of payment to any unsecured indebtedness of the Company and the Guarantors (including the Notes) to the extent of the value of the Collateral.

Loans under the credit agreement bear interest, at the election of the Company, at (i) the Alternate Base Rate (defined as the greatest of (a) Bank of America’s “prime rate”, (b) the Federal Funds effective rate plus 1/2% and (c) the reserve adjusted London interbank offering rate for a one month Eurocurrency borrowing plus 1%) plus the Applicable Rate (as defined in the Credit Agreement) or (ii) the London interbank offering rate for Eurocurrency borrowings, or the LIBO Rate, adjusted for statutory reserves, or the Adjusted LIBO Rate plus the Applicable Rate. The initial Applicable Rate for Alternate Base Rate borrowings is 1.00% and for Adjusted LIBO Rate borrowings is 2.00%. Starting with the full fiscal quarter after the closing date, the Applicable Rate will vary depending upon the Company’s leverage ratio. The minimum Applicable Rate for Alternate Base Rate borrowings will be 0.75% and the maximum will be 1.75%. The minimum Applicable Rate for Adjusted LIBO Rate borrowings will be 1.75% and the maximum will be 2.75%. The Credit Agreement also requires the Company to pay commitment fee for the unused portion of the Revolving Facility, which will be a minimum of 0.30% and a maximum of 0.50%, depending on the Company’s leverage ratio.

The Credit Agreement provides that Loans under the Term Facility shall be repaid in equal quarterly installments, commencing on September 30, 2011 and continuing on each three-month anniversary thereafter until and including March 31, 2016 in an amount equal to $4.375 million on each repayment date from September 30, 2011 through June 30, 2013, $8.750 million on each repayment date from September 30, 2013 through June 30, 2014 and $13.125 million on each repayment date from September 30, 2014 through March 31, 2016. The outstanding balance of the term loan will be due on the fifth anniversary of the closing date of the Credit Agreement. The Term Facility is also subject to prepayment from (i) the Net Cash Proceeds (as defined in the Credit Agreement) of certain debt incurred or issued by the Borrowers and the Guarantors and (ii) the Net Cash Proceeds received by the Borrowers or the Guarantors from certain assets sales and recovery events, subject to certain reinvestment rights.

The Credit Agreement contains financial maintenance covenants, including a (i) maximum total leverage ratio as of the last date of any fiscal quarter not to exceed 4.25 to 1.00; provided that such total leverage ratio shall step down to (x) 4.00:1.00 starting with the fiscal quarter ending on December 31, 2012 and (y) 3.50:1.00 starting with the fiscal quarter ending on December 31, 2013, (ii) a minimum interest coverage ratio for the four-fiscal quarter period ending on the last day of any fiscal quarter of at least 3.00 to 1.00 and (iii) a maximum senior secured leverage ratio as of the last date of any fiscal quarter not to exceed 3.25 to 1.00; provided that such senior secured leverage ratio shall step down to 3.00:1.00, starting with the fiscal quarter ending on December 31, 2012.

The Credit Agreement also contains restrictive covenants that limit among other things, the ability of the Company and its subsidiaries, to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments, make certain investments, create restrictions on distributions from subsidiaries, to enter into sale leaseback transactions, amend the terms of certain other indebtedness, create liens on certain assets to secure debt, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. The Credit Agreement also contains customary events of default, including upon the failure to make timely payments under the Facilities or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 4.3 to this Current Report on Form 8–K.

Item 1.02 Termination of a Material Definitive Agreement.

The Third Amended and Restated Credit Agreement, dated as of April 12, 2010, as amended as of December 3, 2010 and as amended as of February 22, 2011, among The First American Corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, was terminated effective May 23, 2011.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Senior Notes Indenture, dated May 20, 2011, among CoreLogic, Inc., the guarantors named therein and Wilmington Trust FSB, as trustee.

4.2	Registration Rights Agreement, dated May 20, 2011, by and among CoreLogic, Inc., the guarantors identified therein, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital, Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., Comerica Securities, Inc. and HSBC Securities (USA) Inc.

4.3	Credit Agreement, dated May 23, 2011, among CoreLogic, Inc., CoreLogic Australia Pty Limited, the guarantors named therein, the lenders party from time to time thereto and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: May 25, 2011	By:	/s/ Stergios Theologides
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

4.1	Senior Notes Indenture, dated May 20, 2011, among CoreLogic, Inc., the guarantors named therein and Wilmington Trust FSB, as trustee.

4.2	Registration Rights Agreement, dated May 20, 2011, by and among CoreLogic, Inc., the guarantors identified therein, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital, Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., Comerica Securities, Inc. and HSBC Securities (USA) Inc.

4.3	Credit Agreement, dated May 23, 2011, among CoreLogic, Inc., CoreLogic Australia Pty Limited, the guarantors named therein, the lenders party from time to time thereto and Bank of America, N.A., as administrative agent.